Exhibit 10.1
December 21, 2007
Mr. Barry Pennypacker
2159 Grandeur Drive
Gibsonia, Pennsylvania 15044
Dear Barry:
This will serve to confirm our recent discussions regarding our offer to you to join Gardner Denver as President and Chief Executive Officer and member of the Board of Directors. Specifically, please note the following.
1.	Salary. Your monthly salary will be $54,167, net of applicable taxes and withholdings.

2.	Annual Cash Bonus Plan. You will be eligible to participate in the Gardner Denver executive annual cash bonus plan. The specifics of the Gardner Denver cash bonus plans (annual and long-term) are determined by the Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) on an annual basis. The criteria for achieving the 2008 bonus will be determined by the Compensation Committee at its February 2008 meeting and bonuses will be awarded in February 2009 based on the level of achievement.

For 2008, your target annual bonus level will be 80% of salary (with a maximum payout of 160% of salary). You would be eligible to receive a full annual bonus for 2008, subject to the achievement of applicable bonus metrics.

3.	Long-Term Cash Bonus Plan. In addition, the Compensation Committee instituted a long-term cash bonus plan in 2001, which is based on a rolling three (3) year earnings before tax (EBT) performance of the Company’s industrial businesses. For the 2008 plan, your target long-term bonus opportunity will be 150% of base salary (with a maximum payout of 300% of base salary). Your participation in the long-term bonus plan will be transitioned as follows: 0% under the 2005 plan that is payable in 2008; 33% of the 2006 plan payable in 2009 and 67% of the 2007 plan payable in 2010. You would then be eligible for full participation in the 2008 and subsequent year plans.

4.	Equity Incentive Plan. You will be eligible to receive a stock option and restricted stock (or share unit) grant in February 2008 pursuant to the Company’s Long-Term Incentive Plan. Assuming that the Company’s stock price remains at approximately $35 per share, you will receive 30,000 option shares, which vest over three (3) years in three (3) equal increments and are exercisable for seven (7) years. You will also receive 15,000 restricted stock shares (or share units), which vest at the end of three (3) years. Final grant levels may be adjusted

Mr. Barry Pennypacker
December 21, 2007

based on the Company’s stock price in February 2008, but with a view to delivering the same aggregate target delivered values.

In order to bridge your transition from your current employer to Gardner Denver, you will also receive a special one-time award of 15,000 restricted stock shares (or share units), which vest at the end of three (3) years.

5.	Executive Agreements. As an executive of the Company, you will receive a Change in Control Agreement. This Agreement addresses adverse changes that may occur with respect to your terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, the Company terminates your employment other than for cause, or you terminate for a good reason (i.e., relating to material changes in position, location, compensation and/or benefits), you are generally entitled to receive:
•	cash payment equal to the amount of the highest annual bonus during the three preceding years;

•	a separate cash payment of two times: (a) your annual base salary and (b) the highest annual bonus during the three preceding years;

•	a lump sum payment of all compensation previously deferred by you and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment);

•	continued medical, dental and life insurance benefits for two years; and

•	the acceleration of vesting and continued accrual of benefits under any defined benefit retirement plans for three years.
In the event of a qualifying termination of your employment occurring within one year of your start date with the Company, your “highest annual bonus” for purposes of the above benefits will be deemed to be equal to 80% of your annual base salary.

You will also receive an Indemnification Agreement to protect you from potential claims made against you in your capacity as an executive of the Company.

6.	Retirement Plans. As an executive of Gardner Denver, you will be eligible to participate in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan.

The Company’s Retirement Savings Plan is a tax-qualified 401(k) retirement savings plan. You will be eligible to contribute from 1% to 100% of compensation tax deferred to this Plan. The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The Company match is contributed in the form of our common stock, but you will have the right to diversify out of Company common stock into other fund alternatives, subject to applicable securities law requirements. You will also receive a non-elective Company contribution equal to 4% of compensation up to the Social Security wage limit (2008 — $103,000) base plus 8% of compensation that

Mr. Barry Pennypacker
December 21, 2007

exceeds the Social Security wage base up to the IRS limit (2008 — $230,000). All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment.

In addition to the Retirement Savings Plan, you will be eligible to participate in the Supplemental Excess Defined Contribution Plan. The Supplemental Plan provides you with a similar level of benefits as the Retirement Savings Plan for amounts you earn in excess of the IRS limit (2008 — $230,000). The Company matching contributions in this Plan are made at the same rate as in the Retirement Savings Plan described above. You will also receive a non-elective Company contribution equal to 12% of compensation that exceeds the IRS limit (2008 — $230,000). All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment.

7.	Long-Term Care Insurance Program. The Compensation Committee adopted a Long-Term Care Insurance Program for executives in 2004. The Company will pay for your premium payments under this Program for 10 years. It provides lifetime benefit protection of $300 per day and increases each year after 2005 at the lesser of the CPI or 5%.

8.	Health and Medical Insurance Coverage. You will also be eligible for other benefit coverages, including medical, dental, life insurance and disability. A brief summary of these benefit programs is attached for your reference.

9.	Relocation. You will also be eligible for our full relocation program. A copy of the complete program and a summary of the principle elements of this program are attached for your reference. Of course, we will work with you, as necessary, to ensure that you have a seamless relocation to the Quincy area. Gardner Denver has a contract with Cartus (f/k/a Cendant) covering your relocation. A Cartus representative will contact you to provide detailed information about your relocation. Please, do not list your home or contact anyone about the movement of household goods until you have discussed your relocation with Cartus.

10.	Vacation. You will be eligible for four (4) weeks of vacation per year.

11.	Other Benefits. As an executive of Gardner Denver, you will also be entitled to receive the following benefits: (a) annual tax planning and preparation services; (b) estate planning services (every five (5) years); (c) executive retirement planning in connection with your retirement from Gardner Denver; (d) annual executive physical; and (e) executive long-term disability insurance.

12.	Board Seat. As discussed, you will be appointed to serve on the Gardner Denver Board of Directors at its next regularly scheduled meeting in February 2008.
Barry, we are excited by the prospect of your acceptance of our offer to become a part of the Gardner Denver team. Clearly, you can make a positive contribution to our goal of growing the

Mr. Barry Pennypacker
December 21, 2007

Company into a larger and more profitable organization. We look forward to hearing back from you in the near future. Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and faxing it back to Joan Leindecker at 217-228-8260.
If you have any questions regarding any of the matters described in this letter, please do not hesitate to contact me.
Sincerely,

/s/ Richard L. Thompson

Richard L. Thompson
Chairperson, Management Development and Compensation Committee
Gardner Denver, Inc. Board of Directors

ACCEPTED AND AGREED:

/s/ Barry Pennypacker

Barry Pennypacker

Date: 1/3/08